UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 31, 2008

California Coastal Communities, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-17189	02-0426634
(Commission File Number)	(I.R.S. Employer Identification No.)

6 Executive Circle, Suite 250, Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

(949) 250-7700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 31, 2008, the Registrant completed the sale of 17 model homes at its Brightwater community in Huntington Beach, California to Brightwater Models, LLC, an unrelated third-party investor, for $25 million ($22.5 million paid in cash at closing; $2.0 million deferred and payable in two (2) years upon the satisfaction of certain conditions; and $500,000 payable for conversion of the models for sale to homebuyers upon termination of the lease discussed below).   The Registrant also entered into an agreement with the investor to lease back the 17 models for continued customer display during the next three (3) years with two (2) renewal options for one (1) year each.

Under the terms of the lease, the Registrant paid the first six (6) months of rent in advance and will pay rent in advance on a monthly basis thereafter.  Rent is payable at the rate of $262,500 per month during years one and two and at $279,167 per month in year three.  Upon exercise of either of the renewal options, rent is subject to increase based on certain escalators tied to the value of the model homes.  The lease is subject to early termination and rent under the lease is subject to reduction upon the sale of the model homes.

Item 7.01                                             Regulation FD Disclosure.

On January 2, 2009, the Registrant issued a press release (the “Press Release”) announcing the sale/leaseback transaction described in combined Item 1.01 and Item 2.03 above, together with the following additional information relating to the transaction and the following fourth quarter and project-to-date sales information relating to its 356-home Brightwater development in Huntington Beach, California:

•  After the purchaser receives a preferred return threshold on its investment, the Registrant will be entitled to receive 75% of any profits which result from the resale of model homes at the end of the lease term, after allowing for a 5% sales commission payable to the Registrant on model homes it re-sells and other costs related to the transaction.

•  The Registrant utilized $10.2 million of the model home sales proceeds to make repayments under its Brightwater credit agreements, thereby reducing the payments that would have been due in 2009.  The Registrant also utilized $10.7 million to reduce the balance outstanding under its revolving credit agreement, which amount can be re-borrowed under the terms of the revolver.  The Registrant’s current liquidity, including cash on hand and availability under the revolver, is approximately $16.0 million.  For accounting purposes, this transaction will be treated as a financing rather than a sale since the Company has a continuing interest in the property through its eligibility for profit participation.

•  The Registrant also announced that it delivered seven (7) homes at Brightwater at an average price of approximately $2.1 million during the fourth quarter, including two (2) Cliffs homes and four (4) Breakers homes, which are the larger homes at Brightwater.  Including the model homes, the Registrant delivered 40 homes in 2008 at Brightwater and 49 homes project-to-date.  The Registrant has generated two (2) new sales orders at Brightwater since the quarter ended September 30, 2008.

•  Current backlog at Brightwater is seven (7) homes with an aggregate sales value of approximately $16.6 million, including four (4) Breakers homes with unobstructed ocean views, one Cliffs home and two (2) homes at The Sands and The Trails (the smaller product lines).  There were no cancellations at Brightwater during the fourth quarter and the cancellation rate for 2008 was 19%.

Attached hereto as Exhibit 99.1 and incorporated by reference herein is a copy of the Press Release.

The information in this Current Report on Form 8-K, including the exhibit hereto that is being furnished under Item 7.01, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall such information be deemed to be incorporated by reference into any future registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01                                             Financial Statements and Exhibits.

(d) Exhibits

10.1	Lease of Model Homes dated as of December 31, 2008.

99.1

Press Release of the Registrant, dated January 2, 2009, announcing completion of the sale/leaseback of 17 model homes and updated sales information for its 356-home Brightwater community in Huntington Beach, California.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2009	California Coastal Communities, Inc.

	By:	/s/ SANDRA G. SCIUTTO
Sandra G. Sciutto
Chief Financial Officer and
Senior Vice President